Exhibit 99.1

Investor Relations Contacts: Randi Paikoff Feigin Tel: 408-745-2371 randi@juniper.net	Public Relations Contacts: Kathy Durr Tel: 408-745-5058 kdurr@juniper.net

Juniper Networks, Inc. Offers $350 Million in Senior Convertible Notes

SUNNYVALE, CA – May 27, 2003 — Juniper Networks, Inc. (NASDAQ: JNPR) today announced that it has agreed to sell 5-year zero-coupon senior convertible notes resulting in gross proceeds of $350 million, in a private offering. The notes will be convertible, under certain circumstances, into common stock of Juniper Networks. The initial purchaser of the notes will have an option to purchase additional notes which would result in additional gross proceeds to Juniper Networks of up to $50 million. Juniper Networks expects to use the net proceeds for general corporate purposes, which may include acquisitions and repurchases of its outstanding subordinated notes or its common stock.

This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities. Any offers of the securities will be made only by means of a private offering circular. The notes and the shares of common stock of Juniper Networks issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Juniper Networks
 Juniper Networks transforms the business of networking by converting a commodity — bandwidth — into a dependable, secure, and highly valuable corporate asset. Founded in 1996 to meet the stringent demands of service providers, Juniper Networks is now relied upon by the world’s leading network operators, government agencies, research and education institutions, and information intensive enterprises as the foundation for uncompromising networks. Juniper Networks is headquartered in Sunnyvale, California. Additional information can be found at www.juniper.net.

Juniper Networks is registered in the U.S. Patent and Trademark Office and in other countries as a trademark of Juniper Networks, Inc. Broadband Cable Processor, ERX, ESP, G1, G10, G-series, Internet Processor, JUNOS, JUNOScript, M5, M10, M20, M40, M40e, M160, M-series, NMC-RX, SDX, ServiceGuard, T320, T640, T-series, UMC, and Unison are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the Company’s SEC filings, including its most recent Form 10K.